EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS FIRST QUARTER SALES UP 4% AND NET INCOME UP 14% COMPARED TO
PRIOR YEAR

Cleveland, Ohio — April 28, 2005 — Brush Engineered Materials Inc. (NYSE-BW) today reported first quarter net income of $4.3 million, up 14% compared to the first quarter 2004 net income of $3.8 million. Earnings per share diluted was $0.22, unchanged from the first quarter of 2004.

Sales were $130.4 million, up 4% compared to the first quarter 2004 sales of $125.9 million. Metal prices and currency accounted for approximately half of the sales increase. First quarter 2005 was the ninth consecutive quarter where sales were higher than the comparable quarter of the prior year.

The improvement in net income from the higher sales volume was partially offset by lower margins from an unfavorable product mix, higher copper prices and lower production levels compared to the prior year. In addition, the Company recorded a charge in the first quarter of 2005 of approximately $0.6 million, or $0.03 per share, for the unamortized financing costs associated with the prepayment of $18.6 million of term loans.

The increase in sales for the first quarter of 2005 was due to strength in the magnetic media, semiconductor and industrial component markets as well as sales of materials for the optical mirrors for NASA’s James Webb Space Telescope. In addition, new product sales in the first quarter exceeded expectations. Sales were negatively impacted during the latter part of the quarter from weakness in the Company’s largest markets, telecommunications and computer and automotive electronics.

Business Segment Reporting

Metal Systems Group:

The Metal Systems Group consists of Alloy Products, Technical Materials, Inc. (TMI), Beryllium Products and Brush Resources Inc.

The Metals Systems group now includes Brush Resources Inc., our Utah mine and mill, which previously was classified in Other. This reclassification better reflects how the operations are now managed. Brush Resources produces beryllium hydroxide, a raw material input for our beryllium businesses and for sale to external customers. Prior year results have been adjusted to reflect the change. Brush Resources Inc. did not have any third party sales in the first quarters of 2005 and 2004.

The Metal Systems Group’s first quarter sales of $79.5 million were 5% higher than first quarter 2004 sales of $76.0 million. The first quarter operating profit of $2.6 million was flat with the first quarter of 2004.

Alloy Products’ first quarter sales of $52.6 million were slightly above first quarter 2004 sales of $52.5 million. Alloy experienced strong growth during the quarter in its bulk form products which were up approximately 20%, driven by strength in the oil and gas, aerospace and heavy equipment markets. Much of this growth is from new products. This strength was offset by weakness, especially in the latter part of the quarter, from the telecommunications and computer and automotive electronics markets. Alloy Products’ results were negatively impacted by higher copper prices and a weaker product mix as compared to the first quarter of 2004.

TMI’s first quarter sales of $12.7 million were down 7% from first quarter 2004 sales of $13.7 million. The sales decrease is primarily due to the fall off in the telecommunications and computer and automotive electronics markets.

Beryllium Products’ first quarter sales of $14.2 million increased 46% over first quarter 2004 sales of $9.7 million. The increase includes sales of material for the optical mirrors for NASA’s James Webb Space Telescope, continued strength in defense and strong commercial sales from the Electrofusion Products business. It is anticipated that Beryllium Products’ sales will slow in the second half of 2005.

Microelectronics Group:

The Microelectronics Group includes Williams Advanced Materials Inc. (WAM) and Electronic Products.

The Microelectronics Group’s first quarter 2005 sales of $50.9 million were 2% above the first quarter 2004 sales of $49.9 million. Operating profit of $3.7 million was down 33% from first quarter 2004 operating profit of $5.5 million.

WAM’s first quarter sales of $44.2 million were 5% higher than first quarter 2004 sales of $42.1 million. The increase in sales was driven by strong demand from the magnetic media and semiconductor markets. This strength was partially offset by weakness in the wireless photonic handset market. The outlook for magnetic media, performance film and semiconductor product applications remains strong for the second quarter.

Electronic Products’ first quarter 2005 sales of $6.7 million were down 14% from first quarter 2004 sales of $7.8 million. Sales were negatively affected by weakness in the wireless telecommunications market.

Operating profit in the segment, compared to prior year, was negatively affected by market shifts and related changes in mix which led to lower margins. In addition, operating profit was negatively affected by differences in inventory valuation adjustments between the two periods and increases in costs allocated by the corporate office.

Outlook

The Company began to experience weakness in its two largest markets, telecommunications and computer and automotive electronics, in the latter part of the first quarter. The market weakness has continued into the second quarter. The softness however is being offset in part by continued strength from the magnetic media, semiconductor and industrial component markets. New product growth is also helping to mitigate the weaker telecommunications and computer and automotive electronics market conditions. New product opportunities remain encouraging. Although lead times are short and forecasting in this market environment continues to be difficult, we currently expect the sales growth for the year to be in the 4 to 8% range. Second quarter 2005 sales are currently expected to be similar to the first quarter 2005 with an upside or downside potential of 5%. While earnings for the year are still expected to be up significantly compared to prior year, we currently expect that it will be below the $1.30 earnings per share low end of the previously announced range.

Chairman’s Comments

Commenting on the results, Gordon D. Harnett, President, Chairman and CEO, stated, “While I am pleased with the continued growth in revenue and net income for the first quarter of 2005, results were below my expectations. Although conditions in some of our key markets appear to have weakened, we remain optimistic about conditions in our other markets and our ability to grow our new products which are targeted at broadening and diversifying our base. We remain committed to strong organic growth and continuing to improve our operations, reducing costs and growing shareholder value.”

Forward-looking Statements

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. The Company’s actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global economy;

•	The condition of the markets the Company serves, whether defined geographically or by segment, with the major market segments being telecommunications and computer, automotive electronic, magnetic and optical data storage, aerospace and defense, industrial components, and appliance;

•	Changes in product mix and the financial condition of customers;

•	The Company’s success in implementing its strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of materials, tax rates, exchange rates, pension costs, energy costs, regulatory compliance costs, and the cost and availability of insurance;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts the Company’s obligations; and

•	The conclusion of pending litigation matters in accordance with the Company’s expectation that there will be no material adverse effects.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
216/383-6823

Media:

Patrick S. Carpenter
216/383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	April 1,	Dec 31
(Dollars in thousands)	2005	2004
Assets
Current assets
Cash and cash equivalents	$9,677	$49,643
Accounts receivable	65,863	59,229
Inventories	99,650	95,271
Prepaid expenses	7,617	8,348
Deferred income taxes	24	275

Total current assets	182,831	212,766
Other assets	14,172	14,876
Long-term deferred income taxes	925	928
Property, plant and equipment	542,768	540,937
Less allowances for depreciation,
depletion and impairment	368,088	363,318

	174,680	177,619
Goodwill	7,992	7,992

	$380,600	$414,181

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$10,948	$11,692
Current portion of long-term debt	636	19,209
Accounts payable	16,345	13,234
Other liabilities and accrued items	32,105	50,452
Unearned revenue	2,537	7,789
Income taxes	1,415	1,591

Total current liabilities	63,986	103,967
Other long-term liabilities	9,789	10,798
Retirement and post-employment benefits	50,370	49,729
Long-term debt	41,515	41,549
Shareholders’ equity	214,940	208,138

	$380,600	$414,181

See notes to consolidated financial statements.

Consolidated Statements of Income
(Unaudited)

	First Quarter Ended
	April 1,	April 2,
(Dollars in thousands except share and per share amounts)	2005	2004
Net sales	$130,372	$125,862
Cost of Sales	101,795	96,285

Gross margin	28,577	29,577
Selling, general and administrative expense	18,701	19,048
Research and development expense	1,241	1,268
Other-net	2,211	3,190

Operating profit	6,424	6,071
Interest expense	1,622	2,218

Income before income taxes	4,802	3,853
Income taxes	516	99

Net income	$4,286	$3,754
Per share of common stock: basic	$0.22	$0.23
Weighted average number
Of common shares outstanding	19,197,476	16,618,565
Per share of common stock: diluted	$0.22	$0.22
Weighted average number
Of common shares outstanding	19,411,560	16,980,786
See notes to consolidated financial statements.